Exhibit 8.1

2001 ROSS AVENUE	AUSTIN
DALLAS, TEXAS	BEIJING
75201-2980	DALLAS DUBAI
TEL +1 214.953.6500	HONG KONG
FAX +1 214.953.6503	HOUSTON
www.bakerbotts.com	LONDON
MOSCOW
NEW YORK
RIYADH
WASHINGTON

May 11, 2012

Crosstex Energy, L.P.

2501 Cedar Springs

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel for Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by the Partnership of common units representing limited partner interests (“Common Units”) in the Partnership.  We have also participated in the preparation of a Prospectus Supplement, dated May 10, 2012 (the “Prospectus Supplement”), and the Prospectus (the “Prospectus”) forming part of the Registration Statement on Form S-3 (File No. 333-166663) (the “Registration Statement”).  At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Current Report on Form 8-K dated on or about the date hereof.

In connection therewith, we prepared the discussion set forth under the caption “Material Income Tax Considerations” in the Prospectus Supplement and the discussion set forth under the caption “Material Income Tax Considerations” in the Prospectus (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus Supplement and are, to the extent noted in the Discussion, based on the accuracy of certain factual matters.  In addition, we are of the opinion that the Discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the references to our firm and this opinion contained in the Discussion.  In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.